EXHIBIT 10.3

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED BY MARKING SUCH PORTIONS WITH ASTERISKS (THE "MARK"). THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION WITHOUT THE MARK PURSUANT TO THE COMPANY'S APPLICATION REQUESTING CONFIDENTIAL TREATMENT.


                              TERM SHEET (2/21/00)
                              --------------------

1.   Payment of all milestones to be deferred except:

     o   Diabetic Foot Ulcer PMA [**]
     o   Diabetic Foot Ulcer Reimbursement [**]

2.   Deferred milestones will become payable:

     o   When the [**                          ] or any period thereafter until
         paid in full and
     o When, and only to the extent that in any period, S&N's share (after deducting royalties and exclusive of milestones) of operating profit exceeds or operating loss in is less than S&N's share of those profits and losses in the low sales model as set forth below (in thousands):

                   (Loss)/                   (Loss)/                  (Loss)/
         Year      Profit          Year      Profit         Year      Profit
         ----      ------          ----      ------         ----      ------

         [**





                                                                             ]

3.   If S&N's share of operating profits exceed or share of operating losses is
     less than those in the low model, [**                       ] in that year
     is allocated to ATS and [**] to Smith & Nephew. The allocation to ATS is limited to the amount of milestones earned or carried forward from prior years but not paid at the end of that financial year. An estimate of the payment will be made quarterly but only for milestones that have been earned before such date.

4. For S&N Group accounting deferred milestones will continue to be capitalized and amortized.

5. ATS non-JV fixed assets will be purchased by Dermagraft at [** ] as of January 1, 2000. Each partner will contribute approximately [**] to
     DermEquip which together with the approximately [**       ] already
     existing will be used to purchase the assets for approximately [**] including sales taxes on the transfer.

6. The JV will purchase all related raw materials and work-in-process inventory (including cell banks) from ATS for [**] as of January 1, 2000 of approximately $4m. The JV will not unreasonably deny ATS access to such raw material inventories in carrying out its non-JV related activities.



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7.   ATS will use its net proceeds from (5) and (6) above of approximately [**], but excluding the [** ] held in DermEquip at January 1, 2000 to partly prepay the NeoCyte loan. ATS may continue to draw on the NeoCyte loan facility up to a cumulative total of [**] up to June 30, 2000, but only to the extent of its contributions during the period to the NeoCyte Joint Venture.

8. The balance of the NeoCyte loan plus accrued interest will be repaid by conversion into ATS stock on maturity at market price. Market price shall be determined as the average of the average high and low trading price for the ten (10) trading days preceding June 30, 2000.

9.   Royalties will be paid by the Joint Venture to ATS as follows:

     o   At the rate of [**] on all sales up to [**             ]
     o   At the rate of [**] on all sales from [**                          ]
     o   At the rate of [**] on all sales over [**             ]

10.  [**            ] to ATS on the manufacture of JV products for fields of use outside those licensed to the joint venture will be set at the lower of (i) direct material and labor at standard for the period and overhead at [**
          ] direct labor at standard plus [**] or (ii) standard cost plus [**]. This would apply to all new products including collagen.

11.  There will be no minimum royalties.

12. There will be no change in the terms of the TransCyte subsidy repayment or the New Indications expenditure.

13.  [**         ] and [**           ] to discuss organization and structure (to
     include a discussion of the cost of stock options granted to employees participating in the joint venture).

The above term sheet represents an agreement in principle to modify the Dermagraft Joint Venture agreements to reflect the intent of the parties as indicated herein.

Advanced Tissue Sciences, Inc.                 Smith & Nephew plc

/s/ Arthur J. Benvenuto                        /s/ Christopher O'Donnell
------------------------------------           --------------------------------
Arthur J. Benvenuto                            Christopher O'Donnell
Chairman and Chief Executive Officer           Chief Executive



                                 FIRST AMENDMENT

                    TO THE TERM SHEET DATED FEBRUARY 21, 2000

                         RESTRUCTURING CERTAIN TERMS OF

                          THE DERMAGRAFT JOINT VENTURE

     The undersigned hereby agree to this first amendment to that Term Sheet dated February 21, 2000 (the "Restructuring Agreement") between Advanced Tissue Sciences, Inc. ("ATS") and Smith & Nephew plc ("S&N"), wherein the partners agreed to restructure certain aspects of their Dermagraft Joint Venture ("JV") partnership and certain other matters between ATS and S&N as follows:

1.   The following sentences are hereby added to Paragraph 5:

     "If and to the extent the lease for the Torrey Pines facility is re-negotiated, ATS will on a best efforts basis attempt to carve out a separate lease, to the extent practical, for the manufacturing facility under which DermEquip becomes lessee. DermEquip will in turn sublease the facility to ATS as the manufacturer."

2.   The text of Paragraph 6 is deleted in its entirety and replaced with:

     "The JV will loan ATS a principal sum equal to [**

                                                   ]. The JV Board will evaluate
     increasing or decreasing the loan principal semi-annually based on [**



                                                      ]. The loan will be due
     and payable on December 31, 2001 subject to renewal by the JV Board for an additional one year period. Thereafter, the loan will then continue to be considered for renewal annually for each subsequent calendar year. In any case, the loan will become immediately due and payable on the date upon which ATS and it's Affiliates no longer have an ownership interest in the JV. The raw materials and work-in-process inventory will be pledged as collateral security for the repayment of the loan.

     "Interest on such principal will accrue and be payable at the end of each calendar quarter at [**
             ] as listed in the Wall Street Journal for the first business day of the applicable calendar quarter. Such interest expense will be taken into account in determining the "ATS Outside Profit or Loss" as defined in the general partnership agreement for the joint venture."

3. The last sentence in Paragraph 7 is amended to change the date "June 30, 2000" to September 30, 2000.

4. The last sentence in Paragraph 8 is hereby deleted and replaced with the following sentence:

     "Market price shall be determined as the average of the average high and low trading prices for (i) the ten (10) trading days preceding June 30, 2000 and (ii) the ten (10) trading days preceding September 30, 2000."

5.   A new Paragraph 14 is added as follows:

     "With respect to certain organizational matters the partners have agreed:

          "The JV and DermEquip will enter into a facilities provision and management services agreement with ATS under which the JV agrees to provide management services for ATS' manufacturing, materials management (including shipping and receiving) and quality control functions and DermEquip agrees to provide necessary facilities. ATS will agree that, under the terms of this agreement, the relevant ATS
          employees who are direct reports [**                ] will accept
          instructions from and respond to the management provided by [**   ].
          The initial term of such agreement shall be to December 31, 2001 and such facilities and management services agreements shall be considered for renewal by the JV and ATS annually for each calendar year thereafter.

          "In the event of default by ATS of its obligations under the Dermagraft Partnership Agreement or the DermEquip Agreement, the JV will continue to provide its services and ATS will continue to provide the appropriate employees to carry out manufacturing, materials management and quality control functions on an interim basis so that there is no interruption to the manufacture and distribution of JV proprietary products, until such time as the default has been rectified or the Termination provisions of the Agreements have been implemented and concluded.

          "In the event S&N acquires/develops other wound care products to market and/or distribute, and these products are to be marketed by resources shares with the JV (regardless of location), S&N will continue to provide the previously agreed level of marketing and sales resource on an interim basis so there is no interruption to the marketing and distribution of JV proprietary products, until such time as the situation has been resolved.

          [**



                  ] accountability for the achievement of the agreed US sales and marketing programs to [**

                                     approved by the JV Board.  The JV Board
          will also have authority to review and approve the agreed to portion
          of the [**                                                ] which is
          attributable to the sales performance of JV products.

          "ATS will form a group to provide direct technical feedback to ATS personnel regarding the performance of its products across all product categories. S&N's Wound Management group will fully cooperate on a planned basis in assisting customer access. ATS will keep S&N Would Management informed of contacts made and feedback received.

          "The governing board and the officers of the Dermagraft Joint Venture and DermEquip, L.L.C. shall be comprised of [**
                   ]."

All other terms and conditions of the Restructuring Agreement shall remain in full force and effect.

Advanced Tissue Sciences, Inc.                   Smith & Nephew plc

  /s/ Arthur J. Benvenuto                         /s/ Christopher O'Donnell
------------------------------------            -------------------------------
Arthur J. Benvenuto                             Christopher O'Donnell
Chairman and Chief Executive Officer            Chief Executive